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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-87601, 333-87139, 333-41646, 333-46200, 333-46770, 333-55530, 333-56230,
333-60968 and 333-68238 of Flextronics International Ltd. on Forms S-3 and Registration Statement Nos. 333-95189, 333-71049, 333-42255, 333-34698,
333-34016, 333-46166, 333-55528, 333-55850, 333-57680, 333-60270 and 333-69452
of Flextronics International Ltd. on Forms S-8 of our report dated March 28, 2000 (relating to the consolidated financial statements of The DII Group, Inc. and Subsidiaries as of January 2, 2000 and for each of the two years in the period ended January 2, 2000 not presented separately herein) appearing in this Annual Report on Amendment No. 1 to Form 10-K of Flextronics International Ltd. for the year ended March 31, 2001.

DELOITTE & TOUCHE LLP

Denver, Colorado
December 13, 2001